EXHIBIT (a)(1)(C)

                           ELBIT MEDICAL IMAGING LTD.

                OFFER TO PURCHASE FOR CASH UP TO AN AGGREGATE OF
                            2,800,000 ORDINARY SHARES
                     AT A PURCHASE PRICE OF $11.40 PER SHARE

          THIS OFFER EXPIRES AT, AND TENDER OF SHARES MAY BE WITHDRAWN PRIOR TO, 5:00 P.M., NEW YORK CITY TIME, 12:00 MIDNIGHT, ISRAEL TIME,
                             ON DECEMBER 27, 2004,
                          UNLESS THE OFFER IS EXTENDED.

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                                                               November 23, 2004

TO BROKERS, DEALERS, COMMERCIAL
BANKS, TRUST COMPANIES AND
OTHER NOMINEES:

We are enclosing the material listed below relating to the offer of Elbit Medical Imaging Ltd., a company organized under the laws of the State of Israel (the "COMPANY"), to purchase up to 2,800,000 Ordinary Shares, par value NIS 1.00 per share (the "ORDINARY SHARES" or "SHARES") at a price of $11.40 per Share (subject to withholding taxes, as applicable) (the "PURCHASE PRICE") in cash, upon the terms and subject to the conditions set forth set forth in the Offer to Purchase dated November 23, 2004 (the "OFFER TO PURCHASE") and in the related Letter of Transmittal, the Acceptance Notice and other related documents (which together constitute the "Offer").

The Company will, upon the terms and subject to the conditions of the Offer, pay the Purchase Price for all shares validly tendered (and not properly withdrawn) and accepted for payment by the Company, upon the terms and subject to the conditions of the Offer, including the procedures pursuant to which shares will be accepted for payment and the proration provisions. If, pursuant to the terms of, and conditions to, the Offer, certificates are submitted representing more shares than are tendered (including by reason of proration), or we do not accept tendered shares for payment for any reason, certificates evidencing unpurchased shares will be returned to the tendering shareholder (or, in the case of shares tendered by book-entry transfer pursuant to the procedure set forth in Section 3 of the Offer to Purchase, the shares will be credited to the relevant account), promptly following the expiration, termination or withdrawal of the Offer. See
Section 1 of the Offer to Purchase.

THIS OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. HOWEVER, OTHER CONDITIONS APPLY. SEE SECTION 6 OF THE OFFER TO PURCHASE.

THIS OFFER IS BEING CONDUCTED SIMULTANEOUSLY IN THE UNITED STATES AND IN ISRAEL. PLEASE USE THE ENCLOSED LETTER OF TRANSMITTAL TO TENDER TO THE U.S. DEPOSITARY SHARES TRADED ON NASDAQ (I.E., SHARES REGISTERED ON THE RECORDS OF AMERICAN STOCK TRANSFER & TRUST COMPANY IN THE NAME OF CEDE & CO.) OR IF YOU ARE NAMED AS A HOLDER OF THE COMPANY'S SHARES ON THE RECORDS OF AMERICAN STOCK TRANSFER & TRUST COMPANY.

IF YOU HOLD COMPANY'S SHARES THAT ARE TRADED ON THE TASE (I.E., SHARES REGISTERED IN THE ISRAELI REGISTER IN THE NAME OF THE NOMINEE COMPANY OF ISRAEL DISCOUNT BANK LTD.) PLEASE CONTACT THE ISRAELI DEPOSITARY WHOSE CONTACT INFORMATION APPEARS ON THE LAST PAGE OF THE OFFER TO PURCHASE.

We are asking you to contact your clients for whom you hold Shares registered in your name (or in the name of your nominee). Please bring the Offer to their attention as promptly as possible. The Company will, upon request, reimburse you for reasonable and customary handling and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

1. The Offer to Purchase;

2. The Letter of Transmittal for your use to tender Shares traded on Nasdaq and for the information of your clients;

3. A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space for obtaining such clients' instructions with regard to the Offer; and

4. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to United States federal income tax backup withholding, and Form W-8.

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON DECEMBER 27, 2004, UNLESS THE OFFER IS EXTENDED.

The Company will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. The Company will, upon request, reimburse you for reasonable and customary handling and mailing expenses incurred by you in forwarding materials relating to the Offer to your customers. The Company will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

In order to take advantage of the Offer, a duly executed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal), together with any required signature guarantees, or in the case of a book-entry transfer, an agent's message, and any other documents required by the Letter of Transmittal, must be received by the U.S. Depositary. In addition, certificates evidencing tendered shares must be received by the U.S. Depositary at its address or the shares must be delivered to the U.S. Depositary (including an agent's message if you did not deliver a Letter of Transmittal), all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

As described in the Offer to Purchase, if more than 2,800,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are validly tendered and not withdrawn prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) the Company will accept all Shares validly tendered and not withdrawn prior to the Expiration Date on a pro rata basis. There will be no special treatment of odd lots.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO SHAREHOLDERS AS TO WHETHER TO TENDER SHARES OR REFRAIN FROM TENDERING THEIR SHARES. EACH SHAREHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER.

Any questions or requests for assistance may be directed to the Company at its address and telephone number set forth on the last page of the enclosed Offer to Purchase. Additional copies of the enclosed materials may be requested from the Information Agent.

                                Very truly yours,

                                ELBIT MEDICAL IMAGING LTD.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS THE AGENT OF THE COMPANY OR OF THE U.S. DEPOSITORY (AS THAT TERM IS DEFINED IN THE LETTER OF TRANSMITTAL), OR THE ISRAELI DEPOSITORY (AS THAT TERM IS DEFINED IN THE OFFER TO PURCHASE), OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.